                                                   Exhibit 99.1
PRESS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

Release date: July 21, 2011	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL REPORTS 9% GROWTH IN THIRD QUARTER
EARNINGS PER SHARE; SALES INCREASE OVER 8%

PITTSBURGH, PA, JULY 21, 2011 - Matthews International Corporation (NASDAQ GSM: MATW) today announced earnings for the quarter ended June 30, 2011.  Net income attributable to the Company increased to $21,875,000 for the fiscal 2011 third quarter, compared to $20,411,000 for the same quarter a year ago.  Earnings per share for the fiscal 2011 third quarter were $0.74 per share, compared to $0.68 per share for the third quarter of fiscal 2010.  Earnings for the current quarter included a favorable income tax adjustment of $0.02 per share related to the closure of certain prior tax periods.  The fiscal 2010 third quarter included a similar adjustment of $0.02 per share.  Excluding these adjustments, earnings per share for the fiscal 2011 third quarter were $0.72 per share, compared to $0.66 per share for the third quarter of fiscal 2010, representing an increase of $0.06 per share, or 9.1%.

Sales for the quarter ended June 30, 2011 increased 8.5% to $231,511,000, compared to $213,329,000 for the third fiscal quarter last year.  The improvement from the prior period primarily reflected sales growth in the Company’s Graphics Imaging and Marking Products businesses, higher unit volume in the Casket segment, and the impact of recent acquisitions.  In addition, changes in currency exchange rates contributed to the year-over-year increase.  Consolidated operating profit for the three months ended June 30, 2011 increased to $35,081,000, compared to $34,514,000 in the same quarter a year ago.

For the nine months ended June 30, 2011, net income attributable to the Company was $51,676,000, compared to $49,338,000 for the same period a year ago.  Earnings per share for the first nine months of fiscal 2011 were $1.75 per share, compared to $1.64 per share last year.  Excluding the favorable income tax adjustments from both periods, earnings per share for the first nine months of fiscal 2011 were $1.73 per share, compared to $1.62 per share for the same period last year, representing an increase of 6.8%.

Matthews International Corporation                                  2 of 4                                          July 21, 2011

Sales for the nine months ended June 30, 2011 were $659,006,000, compared to $607,168,000 for the same period a year ago, representing an increase of 8.5%.  The increase was principally attributable to sales growth in the Company’s Brand Solutions businesses and the impact of recent acquisitions.  Consolidated operating profit for the nine months ended June 30, 2011 increased to $85,532,000, compared to $83,808,000 in the same period last year.

In the Brand Solutions group, the Company’s Graphics Imaging and Marking Products segments reported sales increases for the fiscal 2011 third quarter over the comparable period last year, resulting primarily from higher unit volumes.  The Graphics Imaging segment reported continued sales growth during the current quarter in its principal geographic markets, including Europe, the United States and Asia.  Third quarter sales for the Marking Products segment were higher than a year ago as a result of increased sales of equipment, primarily in North America and China.  In addition, the segment’s sales for the current quarter included the benefit of a small acquisition completed in March 2011.

In the Memorialization group, Casket segment sales for the quarter and year-to-date periods increased over the comparable periods last year primarily reflecting the benefit of recent acquisitions.  In addition, excluding the impact of these acquisitions, the segment reported an increase in unit volume during the fiscal 2011 third quarter, compared to the same quarter last year.  The Bronze segment also reported higher sales for the quarter and nine months ended June 30, 2011, compared to the same periods last year.  Sales for the Bronze segment for the current nine-month period included the benefit of the Company’s acquisition of United Memorial Products (acquired in December 2009).  Fiscal 2011 third quarter and year-to-date sales for the Cremation segment increased over the prior year.  The segment’s sales for the current quarter reflected an increase in U.S. equipment sales.  In addition, year-to-date sales were favorably impacted by last year’s acquisition (March 2010) of a cremation equipment manufacturer in England.

In discussing the Company’s quarter and year-to-date results, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“Our results for the fiscal 2011 third quarter were generally in line with internal expectations and I am happy to report that, despite a significant increase in commodity costs compared to a year ago, we were able to generate earnings per share growth of almost 10%.  Commodity costs such as bronze, steel and fuel continue to be a significant headwind this year, particularly in our Bronze and Casket segments; but higher consolidated sales, the contributions of recent acquisitions and the benefit of ongoing cost structure initiatives in several of our businesses have allowed Matthews to achieve our targeted level of earnings growth.

Matthews International Corporation                                                                                   3 of 4                                                      July 21, 2011

“For the Memorialization group, unit volumes for the Casket segment were higher than the same quarter last year, which is the second consecutive quarter of year-over-year organic growth in volume.  In addition, North American sales of cremation equipment were higher than a year ago.  For our Brand Solutions group, the Graphics and Marking Products segments continued to experience better trends in order rates, which have resulted in higher sales for the quarter and year-to-date periods.”

Mr. Bartolacci further stated:  “In November 2010, we provided guidance that fiscal 2011 earnings were projected to grow in the mid-to-high single digit percentage range over fiscal 2010 (excluding unusual charges from both years).  Based on the fiscal 2011 third quarter and year-to-date operating results and our current forecasts, we are maintaining our projections at this time.”

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The Board of Directors of Matthews International Corporation also declared, at its regularly scheduled meeting on Thursday, July 21, 2011, a cash dividend of $0.08 per share on the Company’s common stock for the quarter ended June 30, 2011.  The dividend is payable August 15, 2011 to stockholders of record August 1, 2011.

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Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Matthews International Corporation                                                                               4 of 4                                                      July 21, 2011

Any forward-looking statements contained in this press release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
Sales	$231,511	$213,329	$659,006	$607,168
Operating Profit	$35,081	$34,514	$85,532	$83,808
Income before Taxes	$32,951	$32,220	$80,246	$79,036
Income Taxes	$(10,780)	$(11,011)	$(27,433)	$(27,876)
Net Income	$22,171	$21,209	$52,813	$51,160
Non-Controlling Interests	$(296)	$(798)	$(1,137)	$(1,822)
Net Income attributable to Matthews	$21,875	$20,411	$51,676	$49,338
Earnings per Share – Diluted	$0.74	$0.68	$1.75	$1.64